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Exhibit 99.3

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN, INTO OR FROM BELGIUM, CANADA, AUSTRALIA OR JAPAN

UCB S.A.
RECOMMENDED CASH OFFER FOR CELLTECH GROUP PLC
POSTING OF OFFER DOCUMENT

        UCB announces that the Offer Document in relation to the Offer, being made by Lazard & Co., Limited on behalf of UCB outside the United States, and by UCB in the United States, which was announced on 18 May 2004, is being posted to shareholders today, together with the Form of Acceptance.

        Forms of Acceptance should be completed, signed and returned in accordance with the instructions set out in the Offer Document and in the Form of Acceptance, so as to be received as soon as possible, and in any event, not later than 3.00 p.m. (London time), 10.00 a.m. (New York time) on 17 June 2004.

        Celltech Shareholders may obtain copies of the Offer Document and Form of Acceptance from Lazard (50 Stratton Street, London, W1J 8LL) from today during normal business hours.

PRESS ENQUIRIES:

Lazard (Financial adviser to UCB) William Rucker David Gluckman Will Thompson	Tel: +44 (0)20 7187 2000
Morgan Stanley (Joint financial adviser to Celltech) Simon Robey Mark Warham	Tel: +44 (0)20 7425 5000
JPMorgan (Joint financial adviser to Celltech) Bernard Taylor Julian Oakley	Tel: +44 (0)20 7742 4000
Brunswick Group Jon Coles Wendel Carson	Tel: +44 (0)20 7404 5959

        Terms defined in the Offer Document have the same meaning in this announcement.

        Lazard is acting for UCB and no one else in connection with the Offer and will not be responsible to anyone other than UCB for providing the protections afforded to clients of Lazard or for providing advice in connection to the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

        Morgan Stanley and JPMorgan are acting for Celltech and no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to their respective clients or for providing advice in connection with the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

        This press announcement does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities in any jurisdiction, pursuant to the Offer or otherwise. The Offer will be made solely by means of an Offer Document and the Acceptance Forms accompanying the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. In the United States, UCB will file a Tender Offer Statement containing the Offer

Document and other related documentation with the US Securities and Exchange Commission (the "SEC") on Schedule TO and Celltech will file a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 on the date the Offer Document is mailed to Celltech Shareholders. Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by Celltech or UCB in connection with this Offer will be available from the date the Offer Document is mailed to Celltech Shareholders on the SEC's website at http://www.sec.gov. The Offer Document and Acceptance Forms accompanying the Offer Document will be made available to all Celltech Shareholders at no charge to them. Celltech Shareholders are advised to read the Offer Document and the accompanying Acceptance Forms when they are sent to them because they will contain important information. Celltech Shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they will contain important information.

        The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.

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  Exhibit 99.3